Exhibit 99.1

USA Truck Announces First-Quarter 2015 EPS of $0.11

●	Adjusted 1Q15 EPS of $0.15 compared to adjusted loss per share of ($0.13) in 1Q14(a)

●	Operating income of $3.6 million compared to 1Q14 operating loss of ($1.0) million

●	EBITDA up 33% to $13.3 million compared to $10.0 million in 1Q14(a)

●	Trucking base revenue increased 1.7% year over year(a)

Van Buren, AR – May 5, 2015 – USA Truck, Inc. (NASDAQ: USAK), a leading capacity solutions provider headquartered in Van Buren, AR, today announced its financial results for the three months ended March 31, 2015.

“USA Truck is off to a solid start in 2015, generating earnings per diluted share of $0.11 and a 33% increase in EBITDA(a) year over year,” said Interim Chief Operating Officer Thomas Glaser. “We extended our track record to 10 consecutive quarters of year-over-year financial improvement and turned in a profitable first quarter for the first time since 2007. This quarter’s results reflect positive contributions from both our Trucking segment and our SCS segment, once again demonstrating the benefits of USA Truck’s integrated service offerings.”

Mr. Glaser continued, “In Trucking, base revenue rose 1.7% year over year to $81.5 million while operating expenses adjusted for fuel surcharge decreased $5.4 million, or 6.3%. These changes reflected a strong freight environment, lower diesel fuel prices, and several company-specific initiatives, including fuel efficiency measures which produced a 4.8% improvement in miles-per-gallon, our improving preventative maintenance program, and variable expense reductions.     As a result, Trucking’s adjusted operating ratio improved to 99.2%(a), an 840-basis-point improvement over last year’s first quarter.

“Weekly revenue per seated truck exceeded $3,000 for the fifth consecutive quarter and grew 5.4% year-over-year on the strength of an 8.1% increase in rate per loaded mile, partially offset by lower miles per tractor and increased deadhead percentage attributable to a change in mix of service offerings. Overall freight volume for the quarter was impacted by a lower seated truck count, reflecting the ongoing industry driver shortage. To support asset utilization during the quarter, we accelerated plans to dispose of older tractors. Additionally, we expect to implement a significant increase in driver pay on June 1st. Our plan is to increase our seated tractor count for the year while covering the higher compensation costs through yield management, continued operating cost savings and cost efficiency gains, as well as increased base revenue.

In SCS, our load volumes and gross margins remained relatively steady with last year, reflecting an adjusted operating ratio of 91.2% compared with 86.4% in the prior-year period, primarily due to increased fixed costs supporting our growth plans.    Revenue was impacted by the softer spot market during the first quarter of 2015, compared to the uniquely strong spot market created by the harsh winter weather in the prior year.

Mr. Glaser concluded, “We believe we are in the early innings of USA Truck’s transformation, with ample room to realize substantial earnings leverage and drive increased return on invested capital. Within our trucking business, we are particularly focused on continuing to improve our network and utility, yield management, fuel efficiency and maintenance expense. Within our SCS business, our goal is to cross sell customers to increase load count, hold our gross margin, and realize the benefits of our investment in people and technology as higher revenue is spread across our fixed costs. ‘Even Better’ remains the cornerstone of our business philosophy for 2015, motivating all of us to exceed our customers’ expectations and to deliver another year of growth in base revenue, operating income and earnings per share.”

Chairman of the Board Robert Peiser added, “On behalf of the Board, I would like to express appreciation to USA Truck’s committed and focused team members for their steadfast dedication and enthusiastic pursuit of profitable base revenue growth, operational execution and cost effectiveness.”

Three-Month Financial Results

Total base revenue decreased 1.8% to $115.5 million for the quarter ended March 31, 2015, from $117.6 million for the same quarter of 2014. Trucking operating income was $0.6 million compared with an operating loss of ($6.1) million, while SCS operating income decreased to $3.0 million from $5.1 million. Consolidated net income was $1.1 million, or $0.11 per diluted share, for the first quarter of 2015, compared to a net loss of ($1.6) million, or ($0.15) per diluted share, for the same quarter of 2014. The Company’s first-quarter 2015 results include a non-cash write-off of approximately $0.8 million, or $0.04 per diluted share, related to unamortized debt issuance costs associated with the Company’s previous credit facility.

The following table includes key operating results and statistics by reportable segment:

	Three Months Ended March 31,
	2015	2014
	(unaudited)
Trucking:
Operating revenue (in thousands)	$95,787	$102,766
Operating income (loss) (in thousands) (1)	$615	$(6,120)
Adjusted operating ratio (2)	99.2%	107.6%
Total miles (in thousands) (3)	50,592	53,613
Deadhead percentage (4)	12.0%	11.7%
Base revenue per loaded mile	$1.832	$1.694
Average number of in-service tractors (5)	2,178	2,240
Average number of seated tractors (6)	1,988	2,061
Average miles per seated tractor per week	1,979	2,023
Base revenue per seated tractor per week	$3,190	$3,027
Average loaded miles per trip	616	623

Strategic Capacity Solutions (7):
Operating revenue (in thousands)	$37,100	$42,723
Operating income (in thousands) (1)	$2,976	$5,077
Gross margin (8)	17.4%	17.6%

(1)	Operating income or loss is calculated by deducting total operating expenses from operating revenues.

(2)

Adjusted operating ratio is calculated as total operating expenses, net of fuel surcharge revenue, as a percentage of operating revenue excluding fuel surcharge revenue. See GAAP to non-GAAP reconciliation below.

(3)	Total miles include both loaded and empty miles.
(4)	Deadhead percentage is calculated by dividing empty miles into total miles.
(5)	Tractors include company-operated tractors in service, plus tractors operated by independent contractors.
(6)	Seated tractors are those occupied by drivers.
(7)	Includes results of our rail intermodal operating business.
(8)	Gross margin is calculated by taking revenue less purchased transportation expense and dividing that amount by revenue. This calculation includes intercompany revenues and expenses.

Balance Sheet and Liquidity

Executive Vice President and CFO Michael Borrows said, “In the first quarter, we continued strengthening our balance sheet, reducing debt by $11.3 million since December 31, 2014. Our debt to Adjusted EBITDA(a) ratio was 1.7x, compared with 1.9x at December 31, 2014. We also realized a $13.9 million increase in cash flow from operations, reflecting improved profitability, working capital management and enhanced operational effectiveness. We believe our sustainable profitability, combined with approximately $100 million of available borrowing capacity under our revolving line of credit at March 31, afford us significant financial flexibility as we execute on our strategy.”

First-Quarter 2015 Conference Call Information

USA Truck will hold a conference call to discuss its first-quarter 2015 results on May 5, 2015 at 8:00 AM CT / 9:00 AM ET. To participate in the call, please dial 1-800-351-6807 (U.S. / Canada) or 1-334-323-7224 (International), access code 541247. The slide presentation that will accompany the call may be accessed using the following link: https://www.yourcall.com/webecho/GuestLogin.aspx?ConfRef=78215399&Pin=1533.

For those who cannot listen to the live broadcast, the presentation materials and an audio replay of the call will be available at our website, www.usa-truck.com, under the “Presentations” tab of the “Investors” menu. A telephone replay of the call will also be available for 30 days following the call at 1-877-919-4059, access code 42118765.

(a)About Non-GAAP Financial Information

In addition to our GAAP results, this press release also includes certain non-GAAP financial measures, as defined by the SEC. The terms “EBITDA”, “Adjusted EBITDA”, “Adjusted operating ratio”, and “Adjusted earnings per share”, as we define them, are not presented in accordance with GAAP.

The Company defines EBITDA as net income, plus interest expense net of interest income, provision for income taxes, and depreciation and amortization. It defines Adjusted EBITDA as these items plus loss on extinguishment of debt and defense costs incurred primarily in connection with the unsolicited proposal to acquire USA Truck. Adjusted operating ratio is calculated as total operating expenses, net of fuel surcharges, as a percentage of operating revenue excluding fuel surcharge revenue. Adjusted earnings per share is defined as income (loss) before income taxes plus loss on extinguishment of debt and defense costs reduced by income taxes; divided by weighted average diluted shares outstanding. These financial measures supplement our GAAP results in evaluating certain aspects of our business. We believe that using these measures improves comparability in analyzing our performance because they remove the impact of items from our operating results that, in our opinion, do not reflect our core operating performance. Management and the board of directors focus on EBITDA, Adjusted EBITDA, Adjusted operating ratio and

Adjusted earnings per share as key measures of our performance, all of which are reconciled to the most comparable GAAP financial measures and further discussed below. We believe our presentation of these non-GAAP financial measures is useful because it provides investors and securities analysts the same information that we use internally for purposes of assessing our core operating performance.

EBIDTA, Adjusted EBITDA, Adjusted operating ratio and Adjusted earnings per diluted share are not substitutes for their comparable GAAP financial measures, such as net income, cash flows from operating activities, operating margin, or other measures prescribed by GAAP. There are limitations to using non-GAAP financial measures. Although we believe that they improve comparability in analyzing our period to period performance, they could limit comparability to other companies in our industry if those companies define these measures differently. Because of these limitations, our non-GAAP financial measures should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

Pursuant to the requirements of Regulation G, we have provided reconciliations of EBITDA, Adjusted EBITDA, Adjusted earnings per diluted share and Adjusted operating ratio to GAAP financial measures at the end of this press release.

Cautionary Statement Concerning Forward-Looking Statements

Financial information in this press release is preliminary and based upon information available to the Company as of the date of this press release. As such, this information remains subject to the completion of normal quarter-end closing and interim review procedures, which could result in changes, some of which could be material, to the preliminary information provided in this press release.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. These statements generally may be identified by their use of terms or phrases such as “expects,” “estimates,” “anticipates,” “projects,” “believes,” “plans,” “goals,” “intends,” “may,” “will,” “should,” “could,” “potential,” “continue,” “future” and terms or phrases of similar substance. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Accordingly, actual results may differ materially from those set forth in the forward-looking statements. Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

About USA Truck

USA Truck is a capacity solutions provider of transportation and logistics services that include truckload, dedicated contract carriage, intermodal and brokerage spot market throughout the continental United States, Mexico and Canada.

This press release and related information will be available to interested parties at our web site, www.usa-truck.com, under the “News Releases” tab of the “Investors” menu.

Company Contact

Michael Borrows, EVP & CFO

USA Truck, Inc.

(479) 471-3523

Michael.Borrows@usa-truck.com

Investor Relations Contact

Harriet Fried / Jody Burfening

LHA

(212) 838-3777

hfried@lhai.com

USA TRUCK, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
Revenue:
Trucking revenue	$81,544	$80,207
Strategic Capacity Solutions revenue	33,925	37,404

Base revenue	115,469	117,611
Fuel surcharge revenue	17,418	27,878

Total revenue	132,887	145,489

Operating expenses and costs:
Salaries, wages and employee benefits	37,872	35,839
Fuel expense	17,978	33,003
Depreciation and amortization	10,671	11,455
Insurance and claims	6,194	5,984
Operations and maintenance	12,140	13,062
Purchased transportation	38,770	41,250
Operating taxes and licenses	1,320	1,446
Communications and utilities	863	1,039
Gain on disposal of assets	(503)	(343)
Other	3,991	3,797

Total operating expenses	129,296	146,532

Operating income (loss)	3,591	(1,043)
Other expenses (income):
Interest expense	630	711
Loss on extinguishment of debt	750	--
Defense costs	--	365
Other, net	202	64

Total other expenses, net	1,582	1,140

Income (loss) before income taxes	2,009	(2,183)
Income tax expense (benefit)	893	(594)

Net income (loss)	$1,116	$(1,589)

Per share information:
Average shares outstanding (Basic)	10,395	10,339

Basic earnings (loss) per share	$0.11	$(0.15)

Average shares outstanding (Diluted)	10,516	10,339

Diluted earnings (loss) per share	$0.11	$(0.15)

GAAP TO NON-GAAP RECONCILIATIONS

(UNAUDITED)

(in thousands)

	Three Months Ended March 31,
	2015	2014
GAAP net income (loss)	$1,116	$(1,589)
Add:
Income tax expense (benefit)	893	(594)
Interest, net	630	711
Depreciation and amortization	10,671	11,455

EBITDA	$13,310	$9,983

Add:
Legal and related defense costs, pretax	--	365
Loss on debt extinguishment, pretax	750	--

Adjusted EBITDA	$14,060	$10,348

	Three Months Ended March 31,
	2015	2014
GAAP diluted earnings (loss) per share	$0.11	$(0.15)
Adjusted for:
Loss on debt extinguishment, net of tax	0.04	--
Defense costs, net of tax	--	0.02

Adjusted diluted earnings (loss) per share	$0.15	$(0.13)

Trucking Segment	Three Months Ended March 31,
	2015	2014
Revenue	$96,402	$102,914
Less: intersegment eliminations	615	148

Operating revenue	95,787	102,766
Less: fuel surcharge revenue	14,243	22,559

Base revenue	81,544	80,207

Operating expense	95,172	108,886
Adjusted for:
Fuel surcharge revenue	(14,243)	(22,559)

Adjusted operating expense	$80,929	$86,327

Operating ratio	99.4%	105.9%
Adjusted operating ratio	99.2%	107.6%

SCS Segment	Three Months Ended March 31,
	2015	2014
Revenue	$ 38,671	$ 45,252
Less: intersegment eliminations	1,571	2,529

Operating revenue	37,100	42,723
Less: fuel surcharge revenue	3,175	5,319

Base revenue	33,925	37,404

Operating expense	34,124	37,646
Adjusted for:
Fuel surcharge revenue	(3,175)	(5,319)

Adjusted operating expense	$ 30,949	$ 32,327

Operating ratio	92.0%	88.1%
Adjusted operating ratio	91.2%	86.4%